Exhibit 11


                                 THERMEDICS INC.

                        Computation of Earnings per Share


                                          1996           1995           1994
                                   -----------    -----------    -----------
   Computation of Primary Earnings
     per Share:

   Net Income (a)                   $26,831,000    $15,121,000    $10,837,000
                                    -----------    -----------    -----------
   Shares:
     Weighted average shares
       outstanding                   36,417,486     33,659,709     32,877,578

     Add: Shares issuable from
          assumed conversion of
          subordinated convertible
          debentures                  1,223,990              -              -

          Shares issuable from
          assumed exercise of
          options (as determined
          by the application
          of the treasury stock
          method)                       438,401              -              -
                                    -----------    -----------    -----------
   Weighted average shares
     outstanding, as
     adjusted (b)                    38,079,877     33,659,709     32,877,578
                                    -----------    -----------    -----------
   Primary Earnings per Share
     (a) / (b)                      $       .70    $       .45    $       .33
                                    ===========    ===========    ===========